Exhibit (h)(2)

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

EXPENSE LIMITATION AGREEMENT, effective as of August 1, 2021 by and between Equitable Investment Management Group, LLC (the “Adviser”), Equitable Investment Management, LLC (the “Administrator”), and 1290 Funds (the “Trust”), on behalf of each series of the Trust set forth in Schedule A attached hereto (each, a “Fund,” and collectively, the “Funds”).

WHEREAS, the Trust is a Delaware statutory trust organized under the Agreement and Declaration of Trust (the “Declaration of Trust”), and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company of the series type, and each Fund is a series of the Trust;

WHEREAS, the Trust and the Adviser have entered into an Amended and Restated Investment Advisory Agreement dated effective as of July 16, 2020 (the “Advisory Agreement”), pursuant to which the Adviser provides investment advisory services to each Fund for compensation based on the value of the average daily net assets of such Fund;

WHEREAS, the Trust and the Administrator have entered into a Mutual Funds Service Agreement dated effective as of August 1, 2021, pursuant to which the Administrator provides administrative, accounting and compliance services to each Fund for compensation based on the value of the average daily net assets of such Fund; and

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of such Fund at a level below the level to which such Fund might otherwise be subject;

NOW THEREFORE, the parties hereto agree as follows:

1.	Expense Limitation.

1.1.    Applicable Expense Limit. To the extent that the aggregate expenses of every character incurred by a Fund in any fiscal year, including but not limited to organizational and offering costs and investment advisory fees of the Adviser and administration fees of the Administrator (but excluding interest, taxes, brokerage commissions, dividend and interest expenses on securities sold short, other expenditures which are capitalized in accordance with generally accepted accounting principles (other than offering costs), other extraordinary expenses not incurred in the ordinary course of such Fund’s business and amounts payable pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940 Act) (the “Fund Operating Expenses”), exceed the Maximum Annual Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the “Excess Amount”) shall be the liability of the Adviser. Unless otherwise indicated by the Maximum Annual Operating Expense Limit as set forth in Schedule A hereto, fees and expenses of other investment companies and exchange-traded investment vehicles in which a Fund invests (the “Acquired Fund Fees and Expenses”) shall also be excluded for purposes of determining the Fund Operating Expenses.

1.2.    Maximum Annual Operating Expense Limit. The Maximum Annual Operating Expense Limit with respect to each Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of such Fund.

1.3.    Method of Computation. To determine the Adviser’s liability with respect to the Excess Amount, each month, the Fund Operating Expenses for each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of a Fund for any month exceed the Maximum Annual Operating Expense Limit of such Fund, the Adviser shall waive or reduce fees payable to it or its affiliates, including the Administrator, which is a party to this Agreement for this purpose, for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Maximum Annual Operating Expense Limit. If the amount of the waived or reduced fees for any such month is insufficient to pay the Excess Amount, the Adviser shall also remit to the appropriate Fund or Funds an amount that, together with the waived or reduced fees, is sufficient to pay such Excess Amount.

1.4.    Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the fees waived or reduced and other payments remitted by the Adviser to the Fund or Funds with respect to the previous fiscal year shall equal the Excess Amount.

2.	Reimbursement of Fee Waivers and Expense Reimbursements.

2.1.    Reimbursement. If, in any month in which the Advisory Agreement is still in effect, the estimated annualized Fund Operating Expenses of a Fund for that month are less than the Maximum Annual Operating Expense Limit of such Fund, the Adviser shall be entitled to reimbursement by such Fund, in whole or in part as provided below, of the fees waived or reduced (including fees waived or reduced by the Adviser’s affiliates, including the Administrator) and other payments remitted by the Adviser to such Fund pursuant to Section 1 hereof. The total amount of reimbursement to which the Adviser may be entitled (the “Reimbursement Amount”) shall equal, at any time, the sum of all fees previously waived or reduced by the Adviser and its affiliates and all other payments remitted by the Adviser to the Fund, pursuant to Section 1 hereof, during the previous thirty-six (36) months, less any reimbursement previously paid by such Fund to the Adviser, pursuant to Section 2.2 hereof, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

2.2.    Method of Computation. To determine each Fund’s accrual, if any, to reimburse the Adviser for the Reimbursement Amount, each month the Fund Operating Expenses of each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of a Fund for any month are less than the Maximum Annual Operating Expense Limit of such Fund, such Fund, shall accrue into its net asset value an amount payable to the Adviser sufficient to increase the annualized Fund Operating Expenses of that Fund to an amount no greater than the Maximum Annual Operating Expense Limit of that Fund, provided that such amount paid to the Adviser will in no event exceed the total Reimbursement Amount. For accounting purposes, when the annualized Fund Operating Expenses of a Fund are below the Maximum Annual Operating Expense Limit, a liability will be accrued daily for these amounts.

2.3.     Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of a Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Maximum Annual Operating Expense Limit.

2.4.    Limitation of Liability. The Adviser shall look only to the assets of the Fund for which it waived or reduced fees or remitted payments for reimbursement under this Agreement and for payment of any claim hereunder, and neither the Funds, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future shall be personally liable therefor.

3.	Term and Termination of Agreement.

This Agreement shall continue in effect with respect to all Funds until April 30, 2023 and shall thereafter continue in effect with respect to each Fund from year to year provided such continuance is specifically approved by both a majority of the Trustees of the Trust who (i) are not “interested persons” of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement (the “Non-Interested Trustees”) and the Adviser. This Agreement shall terminate automatically upon the termination of the Advisory Agreement; provided, however, that a Fund’s obligation to reimburse the Adviser, as described above, will survive the termination of this Agreement unless the Trust and the Adviser agree otherwise.

4.	Miscellaneous.

4.1.    Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2.    Interpretation. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust’s Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds.

4.3.    Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to, the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Expense Limitation Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

1290 FUNDS ON BEHALF OF EACH OF ITS FUNDS		EQUITABLE INVESTMENT MANAGEMENT GROUP, LLC

By:	/s/ Brian Walsh	By:	/s/ Kenneth Kozlowski
Brian E. Walsh Chief Financial Officer and Treasurer August 6, 2021			Kenneth Kozlowski Director, Executive Vice President and Chief Investment Officer August 6, 2021

EQUITABLE INVESTMENT MANAGEMENT, LLC

By:	/s/ Michal Levy
Michal Levy Executive Vice President and Chief Operating Officer August 6, 2021

SCHEDULE A

EXPENSE LIMITATION AGREEMENT

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Fund Name	Maximum Annual Operating Expense Limit (% of average daily net assets)
	Class A		Class T		Class R		Class I
1290 DoubleLine Dynamic Allocation Fund	0.95	%*	0.95	%*	0.95	%*	0.95	%*
1290 GAMCO Small/Mid Cap Value Fund	1.00	%*	1.00	%*	1.00	%*	1.00	%*
1290 High Yield Bond Fund	0.75%		0.75%		0.75%		0.75%
1290 Multi-Alternative Strategies Fund	1.40	%*	1.40	%*	1.40	%*	1.40	%*
1290 SmartBeta Equity Fund	0.85%		0.85%		0.85%		0.85%
1290 Diversified Bond Fund	0.50%		0.50%		0.50%		0.50%
1290 Retirement 2020 Fund	0.65	%*	0.65	%*	0.65	%*	0.65	%*
1290 Retirement 2025 Fund	0.65	%*	0.65	%*	0.65	%*	0.65	%*
1290 Retirement 2030 Fund	0.65	%*	0.65	%*	0.65	%*	0.65	%*
1290 Retirement 2035 Fund	0.65	%*	0.65	%*	0.65	%*	0.65	%*
1290 Retirement 2040 Fund	0.65	%*	0.65	%*	0.65	%*	0.65	%*
1290 Retirement 2045 Fund	0.65	%*	0.65	%*	0.65	%*	0.65	%*
1290 Retirement 2050 Fund	0.65	%*	0.65	%*	0.65	%*	0.65	%*
1290 Retirement 2055 Fund	0.65	%*	0.65	%*	0.65	%*	0.65	%*
1290 Retirement 2060 Fund	0.65	%*	0.65	%*	0.65	%*	0.65	%*

*	For purposes of calculating the Maximum Annual Operating Expense Limit, Acquired Fund Fees and Expenses are included in Fund Operating Expenses.